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                 [Letterhead of Stradling Yocca Carlson & Rauth]


                                                                     EXHIBIT 5.1

                                February 14, 2002

Powerwave Technologies, Inc.
1801 E. St. Andrew Place
Santa Ana, California  92705

         Re:  Registration Statement on Form S-3; Registration No. 333-81384

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3, Registration No. 333-81384, being filed by Powerwave Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (as such may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 250,000 shares of Common Stock, $.0001 par value per share, of the Company (the "Common Stock"). Such shares of Common Stock were issued in connection with that certain Stock Purchase Agreement dated as of December 19, 2001 to those individuals listed as "Selling Stockholders" in the Registration Statement (the "Selling Stockholders"). The shares of Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders.

         We reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that the 250,000 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                             Very truly yours,

                                             Stradling Yocca Carlson & Rauth

                                            /s/ Stradling Yocca Carlson & Rauth